William D. Chapman Director, Investor Relations 847-535-0881	Janis K. Tratnik Director, Corporate Communications 847-535-4339

GRAINGER REPORTS EPS OF 60 CENTS FOR THE 2003 SECOND QUARTER

CHICAGO, July 17, 2003 – Grainger (NYSE: GWW) today reported lower sales but higher earnings for the second quarter ended June 30, 2003. Net earnings were $56.0 million, an increase of 3 percent versus the prior year, and earnings per share were $0.60, up 5 percent compared to $0.57. The 2002 quarter included a $5.8 million expense, or $0.04 per share, related to severance and other costs. Sales in the 2003 second quarter were $1,173 million, down 2 percent, versus $1,195 million for the prior year.

        Richard L. Keyser, Chairman and Chief Executive Officer said, “Despite the effect of a difficult economy, we reported improved earnings. We remain committed to improving service to our customers as they continue to look for ways to reduce costs. Enhancements to our logistics network and local availability of the right products will provide higher levels of service. Our initiatives should accelerate sales growth as more customers experience this improved service.”

        During the quarter, the company opened two additional distribution centers in Memphis, Tennessee, and Kansas City, Missouri, representing the fifth and sixth centers in its redesigned logistics network, a key strategic initiative. When the final center is completed by April 2004, the new network will comprise nine distribution centers adding one million square feet of capacity, upgraded automation, $100 million less inventory and a 50 percent improvement in productivity. As forecasted by the company last December, the project is expected to lower operating earnings by $15 million in 2003 but contribute $10 million in 2004 and $20 million in 2005.

W.W.   Grainger, Inc. — 2003 second quarter results

        As part of the roll out of the logistics project, the company incurred incremental costs in the quarter associated with the start up of the distribution centers and headcount reductions at several locations. The company also realized a gain of $2.6 million on the sale of a distribution center in Carol Stream, Illinois, whose operations combined with Grainger’s Chicago distribution center last year.

Branch-based Distribution

        Sales in the Branch-based Distribution segment decreased by 2 percent in the 2003 second quarter. The weak economy in the United States and Mexico contributed to sales declines of 4 and 6 percent, respectively. In contrast, sales grew 18 percent in Canada aided by currency translation and incremental sales of safety products for SARS in Ontario. Unseasonably cool weather in certain parts of the United States resulted in a 19 percent decline in the sales of seasonal products. Other results included 7 percent growth in sales to government customers and an 8 percent increase in sales processed through grainger.com. Sales through this Web site in the 2003 quarter were $115 million versus the $106 million in the 2002 second quarter. Although gross profit margins increased, operating earnings for the Branch-based Distribution segment declined 6 percent versus the 2002 second quarter, due to lower sales volume, and an increase in operating expenses reflecting incremental expenses for the logistics network and higher health care costs.

Lab Safety

        Lab Safety, the country’s premier direct marketer of safety and industrial products, posted a 7 percent increase in sales. Excluding revenues from the Gempler’s business acquired on April 14, 2003, sales were down 2 percent. These results reflect ongoing weakness in the manufacturing sector, which represents approximately half of Lab Safety’s sales. Operating earnings for this unit were down 8 percent, due primarily to higher catalog media costs and one-time expenses to complete the successful integration of the Gempler’s business.

Integrated Supply

        Sales for Integrated Supply were down 10 percent versus the 2002 quarter, the result of fewer engagements at customer locations and the weaker economy. Operating earnings for this segment were $0.8 million as compared to $1.3 million in the 2002 second quarter, due to lower fee revenue and higher operating expenses.

W.W.   Grainger, Inc. — 2003 second quarter results

Operating expenses increased due to higher data processing costs associated with a systems upgrade, higher marketing and development expenses, and start up costs at two of six new customer sites.

Tax Rate and Cash Flow

        The effective tax rate for the quarter decreased to 40.3 percent from 40.7 percent due to lower non-deductible losses in Mexico and a reduced tax rate in Canada. Operating cash flow of $45 million for the quarter was used for capital expenditures and the acquisition of Gempler’s, to repurchase 462,700 shares of common stock and to pay dividends.

Six Months Results

        Sales for the six months ended June 30, 2003 were $2,312 million, essentially flat with the prior year. Net earnings increased 22 percent to $108.4 million versus $89.0 million in 2002, while earnings per share increased 26 percent to $1.17 from $0.93. In the 2002 period, the company recognized a non-cash goodwill impairment charge related to its Canadian subsidiary under SFAS 142. The net after-tax charge of $23.9 million, or $0.25 per diluted share, was effective as of the first quarter of 2002. Net earnings, before the 2002 cumulative effect of the change in accounting for goodwill, decreased 4 percent and earnings per share were down 1 percent versus the 2002 period.

        Last month, the company lowered its 2003 sales expectations to 1 to 3 percent and, given this range of anticipated sales growth, refined its 2003 earnings per share guidance to the lower end of its range of $2.50 to $2.65.

    W.W.  Grainger, Inc. (NYSE: GWW), is the leading broad line supplier of facilities maintenance products in North America. Grainger serves customers through a network of nearly 600 branches, 17 distribution centers, and four Web sites. Sales for 2002 were $4.6 billion. For more information and recent speeches and presentations, visit Grainger online at investor.grainger.com.

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies, and objectives and are not historical facts. They are generally identified by qualifiers such as “remain committed,” “should accelerate,” “forecasted,” “expected,” “sales expectations,” “anticipated sales growth,” “guidance,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W.   Grainger, Inc. — 2003 second quarter results

                        CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	(In thousands of dollars except for per share amounts)

	Three Months Ended June 30		Six Months Ended June 30

	2003	2002	2003	2002

Net sales	$ 1,172,661	$ 1,194,792	$ 2,311,930	$ 2,320,057
Cost of merchandise sold	768,589	795,230	1,514,002	1,537,466

Gross profit	404,072	399,562	797,928	782,591
Warehousing, marketing, and
Administrative expenses	311,292	305,298	613,741	598,367

Operating earnings	92,780	94,264	184,187	184,224

Other income and (expense)
Interest income	729	917	1,502	1,896
Interest expense	(1,574)	(1,407)	(3,009)	(2,941)
Equity in loss of unconsolidated entities	(769)	(541)	(1,824)	(1,261)
Gain on sale of investment securities	5	0	5	7,308
Unclassified-net	2,663	(1,268)	1,017	1,477

Net other income and (expense)	1,054	(2,299)	(2,309)	6,479

Earnings before income taxes and cumulative effect of accounting change	93,834	91,965	181,878	190,703

Income taxes	37,841	37,466	73,481	77,746

Earnings before cumulative effect of accounting change	55,993	54,499	108,397	112,957
Cumulative effect of accounting change	0	0	0	(23,921)

Net earnings	$ 55,993	$ 54,499	$ 108,397	$ 89,036

Earnings per share before cumulative effect of accounting change
- Basic	$ 0.61	$ 0.59	$ 1.19	$ 1.22
- Diluted	$ 0.60	$ 0.57	$ 1.17	$ 1.18

Net earnings per share
- Basic	$ 0.61	$ 0.59	$ 1.19	$ 0.96
- Diluted	$ 0.60	$ 0.57	$ 1.17	$ 0.93

Average number of shares outstanding
-Basic	90,834,004	92,751,999	90,849,675	92,685,427
-Diluted	92,369,529	95,384,343	92,477,141	95,406,237

Supplemental financial information concerning the quarter and six months ended June 30, 2003 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com or by contacting Robb Kristopher, Manager, Investor Relations at 847/535-0879 or kristopher.r@grainger.com.